August 9, 1995



Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina 27701

RE:  Omni Capital Group, Inc. 1988 Directors' Non-Qualified
       Stock Option Plan
     Our File 93R0034 (Y)

Gentlemen:

We have acted as counsel to CCB Financial Corporation
("CCB") in connection with its acquisition of Security
Capital Bancorp effective May 19, 1995 and in connection therewith CCB assumed the obligations under the Omni Capital Group, Inc. 1988 Directors' Non-Qualified Stock Option Plan (the "Plan"). Pursuant to the Plan, CCB is obligated to offer up to 3,533 shares of its $5.00 par value common stock (the "Shares") pursuant to the terms of the Plan and the Amended and Restated Agreement of Combination, dated as of December
1, 1994 with regard to the acquisition of Security Capital Bancorp (the "Merger Agreement").

In our capacity as counsel, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of the articles of incorporation, bylaws and corporate resolutions of CCB, the Plan, the Merger Agreement, the Registration Statement on Form S-8 relating to the Plan filed by CCB with the Securities and Exchange Commission (the "Registration Statement"), the relevant provision of Chapter 55 of the North Carolina General Statutes, and such other records, documents and legal matters as we have deemed relevant and necessary as the basis for rendering our opinion hereinafter set forth. In addition, we have made reasonable inquiries of the officers of CCB as to certain relevant items. In all examinations of documents, we have assumed the genuineness of all original documents and all signatures and the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies.
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Board of Directors
August 9, 1995
Page 2


Based upon the foregoing, it is our opinion that all requisite corporate action has been taken to adopt the Plan and to authorize the issuance and sale of the Shares pursuant thereto; and, that, provided the S-8 Registration
Statement filed with the Securities and Exchange Commission with regard to the Plan and the Shares shall have come and shall remain effective, when the Shares registered thereunder shall have been issued and sold and the purchase price therefor shall have been received by CCB, all in accordance with the terms of the Plan as it appears as an exhibit to the S-8 Registration Statement, the Shares so issued and sold will be validly authorized, legally issued, fully paid and nonassessable shares of the common stock of CCB.

This opinion is furnished by us solely for your benefit in connection with the Registration Statement and may not be quoted or relied upon by, nor may copies be delivered to, any other person or entity or used for any other purpose, without our prior express written consent. We hereby expressly disclaim any duty or responsibility to update this opinion or the information upon which it is based after the date hereof.

We hereby consent to the reference to this firm in the S-8
Registration Statement and to the filing of this opinion as an exhibit thereto.

                                   Yours very truly,

                                   /s/ Ward and Smith, P.A.
                                   WARD AND SMITH, P.A.

RLMAIN/7245
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